CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
IGG International, Inc.
Cambridge, Massachusetts



We consent to the use of our review report dated August 12, 1996, on the financial statements of IGG International, Inc. as of June
30, 1996, for the filing with and attachment to the Form 10-Q for the quarter ending June 30, 1996.


/s/ Kevin J. Williams & Co.
Spokane, Washington


August 13, 1996